THIRD SUPPLEMENTAL INDENTURE
BETWEEN
PUGET SOUND ENERGY, INC.
AND
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS TRUSTEE
DATED AS OF MARCH 19, 2018

THIRD SUPPLEMENTAL INDENTURE
THIS THIRD SUPPLEMENTAL INDENTURE, dated as of March 19, 2018 (this “Third Supplemental Indenture”), is between PUGET SOUND ENERGY, INC., a Washington corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to Bank One Trust Company, N.A.), as trustee (the “Trustee”) under the Indenture, dated as of May 18, 2001, between the Company and the Trustee (the “Base Indenture” and, together with the First Supplemental Indenture dated as of May 18, 2001, the Second Supplemental Indenture dated as of June 1, 2007 (the “Second Supplemental Indenture”) and this Third Supplemental Indenture, the “Indenture”).
WHEREAS, the Company executed and delivered the Second Supplemental Indenture to the Trustee in connection with its issuance of $250,000,000 aggregate principal amount of its 6.974% Series A Enhanced Junior Subordinated Notes due 2067 (the “Junior Subordinated Notes”).
WHEREAS, the Company desires to remove the restrictions in Section 3.4 (“Limitations on Redemption, Defeasance or Discharge”) and the related definitions in Exhibit A to the Second Supplemental Indenture.
WHEREAS, pursuant to Section 8.2 of the Base Indenture, the Company may enter into a supplemental indenture to change in any manner any of the provisions of the Base Indenture or of any supplemental indenture thereto with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of all series at the time Outstanding affected by such supplemental indenture.
WHEREAS, on March 5, 2018, the Company commenced an offer to all Holders of record of the then outstanding Junior Subordinated Notes to purchase from such Holders the Junior Subordinated Notes, which such offer was conditioned on receiving the consent of not less than a majority in aggregate principal amount of the Junior Subordinated Notes to enter into a supplemental indenture to delete Section 3.4 (“Limitations on Redemption, Defeasance or Discharge”) from the Second Supplemental Indenture in its entirety, as well as delete Exhibit A to the Second Supplemental Indenture in its entirety.
WHEREAS, as of 5:00 p.m., New York City time on March 16, 2018, the Company had received valid consents from Holders representing not less than 77.38% of the aggregate principal amount of all Junior Subordinated Notes then outstanding.
NOW, THEREFORE, pursuant to and in compliance with Section 8.2 of the Base Indenture, the Second Supplemental Indenture is hereby amended as follows:
ARTICLE 1
AMENDMENT

1.1Section 3.4 of the Second Supplemental Indenture is deleted in its entirety and is replaced with:
3.4    [Reserved]
1.2Exhibit A to the Second Supplemental Indenture is deleted in its entirety.
ARTICLE 2
MISCELLANEOUS
2.1Ratification of Indenture; Third Supplemental Indenture Controls; Effective Date. The Base Indenture, First Supplemental Indenture and Second Supplemental Indenture, as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Base Indenture, First Supplemental Indenture and Second Supplemental Indenture in the manner and to the extent herein and therein provided. The provisions of this Third Supplemental Indenture shall supersede the provisions of the Base Indenture, First Supplemental Indenture and Second Supplemental Indenture to the extent they are inconsistent herewith. This Third Supplemental Indenture shall be effective as of the date of execution but

Article I herein will not become operative until the Company accepts for purchase in the offer of at least a majority in aggregate principal amount of the outstanding Junior Subordinated Notes (excluding any Junior Subordinated Notes owned by the Company or its affiliates). The Company shall deliver an Officers’ Certificate to the Trustee certifying as to the occurrence of the effectiveness of Article I herein, promptly upon the Company’s acceptance for purchase in the offer of at least a majority in aggregate principal amount of the outstanding Junior Subordinated Notes (excluding any Junior Subordinated Notes owned by the Company or its affiliates).
2.2Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.
2.3Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.
2.4Separability. In case any one or more of the provisions contained in this Third Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Indenture, but this Third Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.
2.5Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and effective as of the date first above written.

PUGET SOUND ENERGY, INC.
By:	/s/ Matt McArthur
Name:	Matthew McArthur
Title:	Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Valerie Boyd
Name:	Valerie Boyd
Title:	Vice President